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                                    EXHIBIT 5

                       [Letterhead of The Otto Law Group]


                                  June 4, 2003


  Dtomi, Inc.
  200 Ninth Avenue North
  Suite 220, Safety Harbor, Florida, 34965

     RE: REGISTRATION OF COMMON STOCK OF DTOMI, INC., A NEVADA CORPORATION ("DTOMI")

Ladies and Gentlemen:

     In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of 3,762,334 shares of common stock of Dtomi to be issued under the Engagement Agreement with The Otto Law Group, PLLC, the Employment Agreement with John "JT" Thatch and the Consulting Agreements with (i) Ed Klaeger, (ii) Francesco Pasquali, (iii) San Rafael Consulting Group, LLC, (iv) Bishops gate Partners, Inc., (v) Joel Fedder, (vi) Andrew Fisher, (vii) Teresa Ruddle, and (viii) Strand Nominees, Ltd. (the "Plans"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans and in accordance with the registration statement referenced herein, such shares will be validly issued, fully paid and nonassessable shares of Dtomi's common stock.

           We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

                                                  Very truly yours,

                                                  THE OTTO LAW GROUP, PLLC

                                                  /s/ The Otto Law Group, PLLC
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